EXHIBIT 21.1

Veracyte, Inc.
List of Subsidiaries

Legal Entity Name	Jurisdiction of Incorporation
Veracyte International Corp.	Delaware
Veracyte Global, B.V.	Netherlands
Decipher Biosciences, Inc.	Delaware
Decipher Corp.	Delaware
Delight Merger Sub II, LLC	Delaware
Veracyte SAS	France
HalioDx Inc.	Delaware